Exhibit 99.1

Disc Medicine Expands Leadership Team with Appointment of Industry Veteran Pamela Stephenson, MPH as Chief Commercial Officer

Pamela Stephenson is an accomplished industry executive with over 25 years of global commercial leadership experience and a track record of numerous successful launches

WATERTOWN, Mass. February 26, 2024 — Disc Medicine, Inc. (NASDAQ:IRON), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases, today announced the appointment of Pamela Stephenson, MPH as the company’s Chief Commercial Officer. Ms. Stephenson is an experienced biotech executive with significant expertise in commercial and strategic leadership, particularly in therapies for rare diseases, and will be responsible for all aspects of Disc’s global commercialization strategy and execution.

“We are delighted to welcome an accomplished leader such as Pamela to Disc, where her breadth of commercial experience and acumen will be instrumental as the company continues to grow,” said John Quisel, J.D., Ph.D., President and Chief Executive Officer of Disc. “Pamela’s track record of building and executing successful global commercial launches, particularly for rare disease markets, comes at an opportune time for Disc as we enter late-stage development and begin commercial planning and engaging key stakeholders.”

“I am excited to be joining Disc at this pivotal time in the company’s trajectory towards building a leading hematology company. Disc’s assets have the potential to make a significant impact on the lives of patients, with compelling value propositions and meaningful market opportunities,” said Ms. Stephenson. “With significant milestones this year for all three pipeline programs, I look forward to leading the commercialization efforts to support Disc’s mission of delivering novel treatments to patients with high unmet need.”

Ms. Stephenson has more than 25 years of biopharma commercial leadership experience across multiple functions and disease areas. Most recently, she served as the Chief Commercial Officer of Albireo, which was acquired by Ipsen, spearheading the successful launch of Bylvay for a rare cholestatic liver disease. Before joining Albireo, Ms. Stephenson served as Vice President, Global Market Access and Value, at Vertex Pharmaceuticals, where she led the global market access and pricing strategy for current and future products. Earlier in her tenure at Vertex, she led marketing and sales activities for the company’s hepatitis C and cystic fibrosis lines of business, and oversaw the U.S. launches of Incivek® (telaprevir) and Orkambi® (lumacaftor/ivacaftor). Prior to Vertex, Ms. Stephenson spent 10 years at Pfizer in marketing roles of increasing responsibility for brands such as Viagra® (sildenafil citrate), Lyrica® (pregabalin), and Aromasin® (exemestane). Ms. Stephenson served as board member of Zynerba Pharmaceuticals, a public biotech company focused on developing therapeutics for patients with rare neuropsychiatric conditions, which was acquired by Harmony Biosciences in October 2023. Ms. Stephenson holds a bachelor’s degree from Brown University and received her master’s degree in public health from Boston University School of Public Health.

In connection with Ms. Stephenson’s appointment, Disc granted to Ms. Stephenson an inducement equity award outside of Disc’s Amended and Restated 2021 Stock Option and Incentive Plan in accordance with NASDAQ Listing Rule 5635(c)(4), comprised of (i) an option to purchase 55,000 shares (the “Option Award”) of Disc’s common stock (“Common Stock”), at an exercise price equal to the closing price of the Common Stock on the date of grant, and (ii) a restricted stock unit award for 36,666 shares of Common Stock (the “RSU Award” and, together with the Option Award, the “Inducement Award”). The Option Award shall vest 25% on the first anniversary of Ms. Stephenson’s start date, with the remainder vesting in 36 equal monthly installments thereafter. The RSU Award shall vest in equal installments on each of the first, second, third, and fourth anniversaries of the vesting date set by Disc’s company vesting policy. The Inducement Award was approved by Disc’s Board of Directors (the “Board”), including a majority of the independent directors serving on the Board.

About Disc Medicine

Disc Medicine (NASDAQ:IRON) is a clinical-stage biopharmaceutical company committed to discovering, developing, and commercializing novel treatments for patients who suffer from serious hematologic diseases. We are building a portfolio of innovative, potentially first-in-class therapeutic candidates that aim to address a wide spectrum of hematologic diseases by targeting fundamental biological pathways of red blood cell biology, specifically heme biosynthesis and iron homeostasis. For more information, please visit www.discmedicine.com.

Disc Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding Disc’s expectations with respect to the chief commercial officer position, data read-outs, and Disc’s development and commercialization. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “look forward,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” or the negative of these terms and other similar words or expressions that are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Disc’s current beliefs, expectations and assumptions regarding the future of Disc’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Disc may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and investors should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements as a result of a number of material risks and uncertainties including but not limited to: Disc’s expectations regarding the chief commercial officer position; Disc’s expectations regarding leadership, future growth and innovation; Disc’s expectations regarding the milestones for its research and development programs in 2024; Disc’s expectations of entering late-stage development and planning for commercialization; and the other risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 and other documents filed by Disc from time to time with the Securities and Exchange Commission (SEC), as well as discussions of potential risks, uncertainties, and other important factors in Disc’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. None of Disc, nor its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law.

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Verge Scientific Communications

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